                    Exhibit 99.1

BARINGS BDC, INC. REPORTS SECOND QUARTER 2020 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.16 PER SHARE
CHARLOTTE, N.C., August 5, 2020 - Barings BDC, Inc. (NYSE: BBDC) ("Barings BDC" or the "Company") today reported its financial and operating results for the second quarter of 2020 and announced that the Company's Board of Directors declared a quarterly cash dividend of $0.16 per share.
Highlights

Income Statement	Three Months Ended June 30, 2020		Three Months Ended March 31, 2020
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$6.5	$0.14	$7.3	$0.15
Net realized losses	$(16.5)	$(0.34)	$(0.3)	$(0.01)
Net unrealized appreciation (depreciation)	$65.0	$1.36	$(119.4)	$(2.44)
Net increase (decrease) in net assets resulting from operations	$54.7	$1.14	$(112.5)	$(2.30)
Dividends paid		$0.16		$0.16
(1) Based on weighted average shares outstanding during the period of 47,977,481.
(2) Based on weighted average shares outstanding during the period of 48,887,393.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of June 30, 2020	As of March 31, 2020	As of December 31, 2019
Investment portfolio at fair value	$1,034.0	$1,071.8	$1,173.6
Weighted average yield on performing debt investments, excluding short-term investments (at principal amount)(1)	5.5%	5.8%	6.2%
Weighted average spread on performing debt investments excluding short-term investments (at principal amount)	4.6%	4.6%	4.5%

Total assets	$1,065.1	$1,096.9	$1,252.6
Debt outstanding (principal)	$569.3	$631.1	$670.7
Total net assets (equity)	$490.5	$445.7	$570.9
Net asset value per share	$10.23	$9.23	$11.66
Debt-to-equity ratio	1.16x	1.42x	1.17x
Net debt-to-equity ratio (adjusted for cash, short-term investments and unsettled transactions)	1.00x	1.20x	0.90x
(1) The change in weighted average yield from December 31, 2019 to June 30, 2020 was related primarily to a decrease in LIBOR.
Second Quarter 2020 Results
Commenting of the quarter, Eric Lloyd, Chief Executive Officer, stated, "In the midst of continued uncertainty due to the COVID-19 pandemic, Barings BDC strengthened its balance sheet and overall financial condition in the second quarter. Our core middle-market portfolio performed well, our net asset value increased as a result of improved asset values, and our leverage decreased as we continued to rotate out of liquid assets and repay debt. These positive trends, when combined with our new $100 million unsecured debt commitment, position us to take advantage of what we anticipate will be a more active direct lending market in the second half of 2020.”

During the three months ended June 30, 2020, the Company reported total investment income of $16.1 million, net investment income of $6.5 million, or $0.14 per share, and a net increase in net assets resulting from operations of $54.7 million, or $1.14 per share.
NAV per share as of June 30, 2020 was $10.23, as compared to $9.23 as of March 31, 2020. The increase in NAV per share from March 31, 2020 to June 30, 2020 was primarily attributable to net unrealized appreciation on the Company's investment portfolio and foreign currency transactions of approximately $1.36 per share and the impact of accretive share repurchase of $0.02 per share, partially offset by a net realized loss on investments of $0.34 per share and the Company's second quarter dividend exceeding net investment income by $0.02 per share.
Recent Portfolio Activity
During the three months ended June 30, 2020, the Company purchased $10.5 million in syndicated senior secured loans, made new investments in two middle-market portfolio companies totaling $11.9 million, consisting of two senior secured private debt investments and one minority equity investment, made one new joint venture equity investment totaling $1.5 million, made additional debt investments in seven existing portfolio companies totaling $5.6 million and made an additional investment in its Jocassee Partners, LLC joint venture totaling $5.0 million. The Company had three syndicated senior secured loans repaid at par totaling total $11.0 million, received $1.8 million of syndicated senior secured loan principal payments and received $1.6 million of middle-market portfolio company principal payments. In addition, the Company sold $65.9 million of syndicated senior secured loans, recognizing a net realized loss on these transactions of $16.1 million. In addition, one broadly syndicated loan investment was restructured. Under U.S. GAAP, this restructuring was considered a material modification and as a result, we recognized a loss of approximately $0.6 million related to this restructuring. Lastly, the Company received $0.1 million in escrow distributions from legacy portfolio companies, which were recognized as realized gains.
In addition, during the three months ended June 30, 2020, the Company reported total net unrealized appreciation of $65.0 million, consisting of net unrealized appreciation on our current portfolio of $43.8 million, net unrealized depreciation related to foreign currency transactions of $1.4 million and net unrealized appreciation reclassification adjustments of $22.7 million related to the net realized losses on the sales / repayments of certain syndicated secured loans. The net unrealized appreciation on the Company’s current portfolio of $43.8 million was driven by broad market moves for liquid syndicated secured loans and structured products totaling $31.6 million, broad market moves for middle-market debt investments of $5.1 million, the credit or fundamental performance of middle-market debt investments totaling $2.9 million, the impact of foreign currency exchange rates on middle-market debt investments of $1.3 million, and net unrealized appreciation on the Company’s total equity and joint venture investments of $3.0 million.

Net Unrealized Appreciation (Depreciation) Detail (three months ended June 30, 2020)
(dollars in millions, except per share data)	Total Amount	Per Share(1)
Syndicated senior secured loans and structured products	$31.6	$0.66
Middle-market loans - broad market impact	5.1	0.11
Middle-market loans - credit or fundamental performance impact	2.9	0.06
Middle-market loans - foreign currency impact	1.3	0.03
Equity and joint venture investments	3.0	0.06
Foreign currency transactions	(1.4)	(0.03)
Reclassification adjustments related to sales	22.7	0.47
Total net unrealized appreciation(2)	$65.0	$1.36
(1) Based on weighted average shares outstanding during the period of 47,977,481.
(2) Totals may not foot due to rounding.
Finally, as of June 30, 2020, the Company had one syndicated senior secured loan investment that was on non-accrual status, Fieldwood Energy LLC. The fair value of our non-accrual asset was $1.8 million, which comprised 0.2% of the total fair value of the Company's portfolio, and the cost of the non-accrual asset was $10.1 million, which comprised 0.9% of the total cost of the Company's portfolio.

Liquidity and Capitalization
As of June 30, 2020, the Company had cash of $18.5 million, short-term money market fund investments of $58.0 million,$342.9 million of borrowings outstanding under its $800.0 million senior secured revolving credit agreement and $226.4 million outstanding under its term debt securitization. During the quarter, the Company fully repaid and voluntarily elected to terminate its Barings BDC Senior Funding I, LLC credit agreement.
Share Repurchase Program
On February 27, 2020, the Board approved an open-market share repurchase program for fiscal year 2020 (the “2020 Share Repurchase Program”). Under the 2020 Share Repurchase Program, the Company is authorized during fiscal year 2020 to repurchase up to a maximum of 5.0% of the amount of shares outstanding as of February 27, 2020 if shares trade below NAV per share, subject to liquidity and regulatory constraints.
As of August 5, 2020, the Company had repurchased a total of 989,050 shares of its common stock in the open market under the 2020 Share Repurchase Program (approximately 2.0% of shares outstanding as of February 27, 2020), at an average price of $7.21 per share, including commissions paid.
Dividend Information
The Board has declared a quarterly cash dividend of $0.16 per share.
The Company’s third quarter dividend will be payable as follows:
Third Quarter 2020 Dividend:
Amount per share:   $0.16
Record date:    September 9, 2020
Payment date:    September 16, 2020
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to June 30, 2020, the Company made approximately $60.6 million of new private debt commitments, of which $15.7 million closed and funded. The $15.7 million of investments consist of two first lien senior secured debt investments with a weighted average yield of 14.0%. In addition, the Company funded $5.7 million of previously committed delayed draw term loans. As of August 4, 2020, Barings North American Private Finance group had a probability weighted pipeline of approximately $937 million, in which Barings BDC may have the ability to participate. Not all deals may be suitable for Barings BDC and the Company's allocations will be determined in accordance with Barings Global Private Finance allocation policy.
On August 3, 2020, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of (i) $50,000,000 in aggregate principal amount of Series A senior unsecured notes (the “Series A Notes”) due August 2025 with a fixed interest rate of 4.66% per year, and (ii) up to $50,000,000 in aggregate principal amount of additional senior unsecured notes (the “Additional Notes” and, collectively with the Series A Notes, the “August 2025 Notes”) due August 2025 with a fixed interest rate per year to be determined, in each case, to qualified institutional investors in a private placement. An aggregate principal amount of $25,000,000 of the Series A Notes is expected to be issued in September 2020 (subject to the satisfaction of customary closing conditions contained in the Note Purchase Agreement) and will mature on August 4, 2025, and an aggregate principal amount of $25,000,000 of the Series A Notes is expected to be issued in December 2020 (subject to the satisfaction of customary closing conditions contained in the Note Purchase Agreement) and mature on August 4, 2025, in each case unless redeemed, purchased or prepaid prior to such date by the Company or its affiliates in accordance with their terms. Interest on the August 2025 Notes will be due semiannually. In addition, the Company is obligated to offer to repay the August 2025 Notes at par if certain change in control events occur. The August 2025 Notes will be the Company’s general unsecured obligations that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company.
Conference Call to Discuss Second Quarter 2020 Results
Barings BDC has scheduled a conference call to discuss second quarter 2020 financial and operating results for Thursday, August 6, 2020, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until August 20, 2020. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13706426.
This conference call will also be available via a live webcast on the investor relations section of its website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until August 20, 2020.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, are subject to change at any time based upon economic, market or other conditions, including with respect to the impact of the COVID-19 pandemic and its effects on Barings BDC's and its portfolio companies' results of operations and financial condition, and may not be relied upon as investment advice or an indication of Barings BDC's trading intent. More information on these risks and other potential factors that could affect Barings BDC's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC's most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC's quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company's results, the Company’s management has discussed in this press release the Company’s net debt (calculated as total debt less cash, short-term investments and unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. Barings BDC's investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $346 billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $346+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of our clients and customers. Through active asset management and direct origination, we provide innovative solutions and access to differentiated opportunities across public and private capital markets. A subsidiary of MassMutual, Barings maintains a strong global presence with business and investment professionals located across North America, Europe and Asia Pacific. Learn more at www.barings.com.
*As of June 30, 2020
Media Contact:
Cheryl Krauss, Media Relations, Barings, 980-417-5858, cheryl.krauss@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $1,033,046,789 and $1,085,866,720 as of June 30, 2020 and December 31, 2019, respectively)	$960,061,063	$1,066,845,054
Affiliate investments (cost of $16,658,270 and $10,158,270 as of June 30, 2020 and December 31, 2019, respectively)	15,933,845	10,229,813
Short-term investments (cost of $58,046,476 and $96,568,940 as of June 30, 2020 and December 31, 2019, respectively)	58,046,124	96,568,940
Total investments at fair value	1,034,041,032	1,173,643,807
Cash	18,453,504	21,991,565
Interest and fees receivable	6,493,056	5,265,980
Prepaid expenses and other assets	857,173	1,112,559
Deferred financing fees	4,705,974	5,366,119
Receivable from unsettled transactions	575,630	45,254,808
Total assets	$1,065,126,369	$1,252,634,838
Liabilities:
Accounts payable and accrued liabilities	$1,213,146	$1,524,830
Interest payable	1,306,052	2,491,534
Administrative fees payable	200,000	400,000
Base management fees payable	3,616,787	3,266,722
Payable from unsettled transactions	—	4,924,150
Borrowings under credit facilities	342,921,705	352,488,419
Debt securitization	225,395,485	316,664,474
Total liabilities	574,653,175	681,760,129
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 47,961,753 and 48,950,803 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively)	47,962	48,951
Additional paid-in capital	846,636,727	853,766,370
Total distributable earnings (loss)	(356,211,495)	(282,940,612)
Total net assets	490,473,194	570,874,709
Total liabilities and net assets	$1,065,126,369	$1,252,634,838
Net asset value per share	$10.23	$11.66

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$15,249,065	$18,823,480	$32,645,476	$36,684,799
Short-term investments	46,614	251,344	324,605	424,039
Total interest income	15,295,679	19,074,824	32,970,081	37,108,838
Dividend income:
Non-Control / Non-Affiliate investments	2,603	4,711	2,603	4,711
Total dividend income	2,603	4,711	2,603	4,711
Fee and other income:
Non-Control / Non-Affiliate investments	650,433	519,970	1,611,426	821,027
Total fee and other income	650,433	519,970	1,611,426	821,027
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	191,049	—	234,621	—
Total payment-in-kind interest income	191,049	—	234,621	—
Interest income from cash	—	2,183	631	6,870
Total investment income	16,139,764	19,601,688	34,819,362	37,941,446
Operating expenses:
Interest and other financing fees	4,624,731	7,027,040	10,628,864	12,871,212
Base management fee	3,616,787	3,130,955	7,529,160	5,581,950
Compensation expenses	—	108,646	48,410	227,090
General and administrative expenses	1,369,117	1,922,165	2,789,730	3,891,025
Total operating expenses	9,610,635	12,188,806	20,996,164	22,571,277
Net investment income	6,529,129	7,412,882	13,823,198	15,370,169
Realized and unrealized gains (losses) on investments and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	(16,597,865)	50,024	(16,755,844)	(79,751)
Net realized gains (losses) on investments	(16,597,865)	50,024	(16,755,844)	(79,751)
Foreign currency transactions	82,868	—	(61,525)	—
Net realized gains (losses)	(16,514,997)	50,024	(16,817,369)	(79,751)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	63,416,644	2,014,096	(53,944,413)	27,411,284
Affiliate investments	3,037,255	(162,089)	(795,968)	(162,089)
Net unrealized appreciation (depreciation) on investments	66,453,899	1,852,007	(54,740,381)	27,249,195
Foreign currency transactions	(1,410,589)	—	387,638	—
Net unrealized appreciation (depreciation)	65,043,310	1,852,007	(54,352,743)	27,249,195
Net realized losses and unrealized appreciation (depreciation) on investments and foreign currency transactions	48,528,313	1,902,031	(71,170,112)	27,169,444
Loss on extinguishment of debt	(306,202)	(85,356)	(443,592)	(129,751)
Benefit from (provision for) taxes	(2,532)	17,493	17,467	(499)
Net increase (decrease) in net assets resulting from operations	$54,748,708	$9,247,050	$(57,773,039)	$42,409,363
Net investment income per share—basic and diluted	$0.14	$0.15	$0.29	$0.30
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$1.14	$0.18	$(1.19)	$0.83
Dividends/distributions per share:
Total dividends/distributions per share	$0.16	$0.13	$0.32	$0.25
Weighted average shares outstanding—basic and diluted	47,977,481	50,473,640	48,432,437	50,813,753

BARINGS BDC, INC.
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended	Six Months Ended
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(57,773,040)	$42,409,363
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(171,523,304)	(171,350,190)
Repayments received / sales of portfolio investments	239,658,503	104,431,586
Purchases of short-term investments	(403,971,411)	(317,480,389)
Sales of short-term investments	442,510,853	328,280,839
Loan origination and other fees received	3,131,785	2,420,157
Net realized loss on investments	16,755,844	79,751
Net realized loss on foreign currency transactions	61,525	—
Net unrealized (appreciation) depreciation of investments	54,740,381	(27,249,195)
Net unrealized appreciation of foreign currency transactions	(387,638)	—
Payment-in-kind interest accrued, net of payments received	(234,621)	—
Amortization of deferred financing fees	737,617	558,712
Loss on extinguishment of debt	443,592	129,751
Accretion of loan origination and other fees	(1,141,713)	(543,501)
Amortization / accretion of purchased loan premium/discount	(604,296)	(114,594)
Changes in operating assets and liabilities:
Interest and fees receivables	(1,374,055)	800,641
Prepaid expenses and other assets	255,386	2,805,502
Accounts payable and accrued liabilities	(144,024)	525,202
Interest payable	(1,184,912)	1,589,621
Net cash provided by (used in) operating activities	119,956,472	(32,706,744)
Cash flows from financing activities:
Borrowings under credit facilities	108,123,996	120,000,000
Repayments of credit facilities	(117,200,000)	(404,500,000)
Proceeds from debt securitization	—	348,250,000
Repayment of debt securitization	(91,790,053)	—
Financing fees paid	—	(8,246,691)
Purchases of shares in repurchase plan	(7,130,632)	(9,649,300)
Cash dividends / distributions paid	(15,497,844)	(12,647,645)
Net cash provided by (used in) financing activities	(123,494,533)	33,206,364
Net increase (decrease) in cash	(3,538,061)	499,620
Cash, beginning of period	21,991,565	12,426,982
Cash, end of period	$18,453,504	$12,926,602
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,891,871	$9,451,297

BARINGS BDC, INC.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio

	June 30, 2020		March 31, 2020		December 31. 2019
Total debt (principal)	$569,341,828		$631,061,734		$670,698,595
minus: Cash	(18,453,504)		(7,458,729)		(21,991,565)
minus: Short-term investments	(58,046,124)		(100,459,806)		(96,568,940)
plus: Payable from unsettled transactions	—		13,862,282		4,924,150
minus: Receivable from unsettled transactions	(575,630)		(4,138,890)		(45,254,808)
Total net debt(1)	$492,266,570		$532,866,591		$511,807,432

Total net assets	$490,473,194		$445,744,908		$570,874,709

Total net debt-to-equity ratio(1)	1.00	x	1.20	x	0.90	x
(1) See the "Non-GAAP Financial Measures" section of this press release.